Exhibit 10.10

NON-QUALIFIED STOCK OPTION AGREEMENT
UNDER THE SECOND Amended and restated Hayward HOLDINGS, Inc.
2017 Equity Incentive Plan
Name of Optionee:      [•] (the “Optionee”)

No. of Option Shares of Stock:	[●] Shares of Class B Common Stock
Grant Date:	[●] (the “Grant Date”)
Vesting Commencement Date:	[●] (the “Vesting Commencement Date”)
Expiration Date:	[●] (the “Expiration Date”)[1]
Option Exercise Price/Share:	$[●][2] (the “Option Exercise Price”)

Pursuant to the Second Amended and Restated Hayward Holdings, Inc. 2017 Equity Incentive Plan (the “Plan”), Hayward Holdings, Inc., a Delaware corporation (together with all successors thereto, the “Company”), hereby grants to the Optionee, who is an officer, employee, director, consultant or other key person of the Company or any of its Subsidiaries, an option (the “Stock Option”) to purchase on or prior to the Expiration Date, or such earlier date as is specified herein, all or any part of the number of shares of Class B Common Stock, par value $0.001 per share of stock (“Stock”), of the Company indicated above (the “Option Shares of Stock,” and such shares of stock once issued shall be referred to as the “Issued Shares of Stock”), at the Option Exercise Price per share, subject to the terms and conditions set forth in this Non-Qualified Stock Option Agreement (this “Agreement”) and in the Plan. This Stock Option is not intended to qualify as an “incentive stock option” as defined in Section 422(b) of the Internal Revenue Code of 1986, as amended from time to time (the “Code”).

1.             Definitions. For the purposes of this Agreement, the following terms shall have the following respective meanings. All capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Plan.

“Advisory Agreement” means that certain Advisory Services and Monitoring Agreement, by and among the Company, Hayward Industries, Inc., CCMP Capital Advisors, L.P. and MSD Partners, L.P., dated as of August 4, 2017, as the same may be amended from time to time.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks in New York, New York are authorized or required by law to close.

“CCMP Investor” means, collectively, CCMP Capital Investors III, L.P., CCMP Capital Investors III (Employee), L.P. and any of their respective Affiliates that is a transferee of any CCMP Investor Shares or otherwise acquires equity securities of the Company.

1 Expiration date is 10 years from the Grant Date.
2 Current FMV is $272.92

“CCMP Investor Shares” means the equity securities of the Company acquired by the CCMP Investor in connection with its investment in the Company, whether acquired before, on or after the date hereof, and any additional securities received in respect thereof, as a dividend on, or otherwise on account of, such equity securities.

“Disability” means, with respect to any Optionee, the meaning set forth in such Optionee’s Employment Agreement. If such Optionee does not have an Employment Agreement or “Disability” is not defined in such agreement, “Disability” shall mean the failure or inability of the Optionee to perform duties with the Company or any of its Affiliates for a period of at least 180 consecutive days (or 180 days during any twelve (12) month period) by reason of any physical or mental condition, as determined in good faith by the Company in its sole discretion; provided, that, if the Company’s long term disability plan contains a definition of “Disability,” the definition in such plan will control.

“Investor Shares” means with respect to the CCMP Investor, the CCMP Investor Shares, and with respect to the MSD Investor, the MSD Investor Shares.

“Investors” means the CCMP Investor and the MSD Investor.

“Liquidity Threshold Price” means, at any time, the lowest average closing trading price for shares of common stock of the Company over any ten (10) day trading period that would yield an MOI that is greater than or equal to 2.0 when multiplied by either (x) the number of CCMP Investor Shares then held by the CCMP Investor and then added to the Proceeds received by the CCMP Investor as of such time or (y) the number of MSD Investor Shares then held by the MSD Investor and then added to the Proceeds received by the MSD Investor as of such time.

“Measurement Date” means any date upon which Proceeds are received by the CCMP Investor and/or the MSD Investor.

“MOI” means, with respect to an Investor, as of any Measurement Date, the quotient obtained by dividing (i) the sum of Proceeds received by such Investor on such Measurement Date and all prior Measurement Dates by (ii) such Investor’s Principal Investment.

“MSD Investor” means MSD Aqua Partners, LLC and any of its Affiliates that is a transferee of any MSD Investor Shares or otherwise acquires equity securities of the Company.

“MSD Investor Shares” means the equity securities of the Company acquired by the MSD Investor in connection with its investment in the Company, whether acquired before, on or after the date hereof and any additional securities received in respect thereof, as a dividend on, or otherwise on account of, such equity securities.

“Permitted Transferee” means (i) any executor, administrator or testamentary trustee of the Optionee’s estate if such Subscriber dies, (ii) any person or entity receiving Issued Shares of Stock by will, intestacy laws or the laws of descent or survivorship, (iii) any trustee of a trust (including an inter vivos trust) of which there are no principal beneficiaries other than such Optionee, the Optionee’s spouse or one or more of the Optionee’s lineal decedents or (iv) any corporation, partnership, limited liability company or similar entity controlled by the Optionee (within the meaning of “Control” as defined in the Stockholders’ Agreement) and of which there are no principal beneficiaries or owners other the Optionee, the Optionee’s spouse or one or more of the Optionee’s lineal decedents.

“Principal Investment” means, with respect to an Investor, the sum, without duplication, of: (i) the aggregate consideration paid by such Investor to acquire such Investor’s Investor Shares, plus (ii) the amount of cash and the value (as determined by the Board in good faith) of any property contributed by such Investor to the Company, whether contributed before, on or after the date hereof.

“Proceeds” means, with respect to an Investor, without duplication, all (i) cash proceeds actually received by such Investor from the disposition of such Investor’s Investor Shares, net of Unreimbursed Transaction Expenses; (ii) cash dividends and other cash distributions actually received by such Investor in respect of its Investor Shares; and (iii) the fair market value of any non-cash consideration (including but not limited to marketable securities) received in exchange for or in respect of such Investor’s Investor Shares (net of Unreimbursed Transaction Expenses) solely to the extent received in connection with a Change of Control; for the avoidance of doubt, any Proceeds shall exclude any amounts payable pursuant to the Advisory Services Agreement.

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect from time to time.

“Service Relationship” means any relationship as an employee, part-time employee, director or other key person (including consultants) of the Company or any Subsidiary or any successor entity such that, for example, a Service Relationship shall be deemed to continue without interruption in the event the Optionee’s status changes from full-time employee to part-time employee or consultant.

“Stockholders’ Agreement” means the Stockholders’ Agreement, dated August 4, 2017, as it may be amended, modified or amended and restated from time to time.

“Unreimbursed Transaction Expenses” means, with respect to an Investor, such Investor’s share of all reasonable legal, accounting and investment banking fees that are not reimbursed by unrelated third parties (other than amounts paid to such Investor and its Affiliates) in connection with the disposition of such Investor’s Investor Shares.

2.                  Vesting, Exercisability and Termination. Fifty percent (50%) of this Stock Option shall be subject to time-based vesting criteria (the “Time-Vesting Options”), and fifty percent (50%) of such Stock Option shall be subject to performance-based vesting criteria (the “Performance-Vesting Options”). No portion of this Stock Option may be exercised until such portion shall have vested. Except as set forth below, and subject to the terms and conditions set forth in the Plan, determination of the Committee in its sole discretion to accelerate the vesting schedule hereunder, this Stock Option shall become vested and exercisable as follows:

(a)               Time-Vesting Options.

(i)                 General. Subject to accelerated vesting as provided in Section 2(a)(iii) below, the Time-Vesting Options shall vest in five (5) equal installments on each of [●, [●], [●],[●], and [●], if the Optionee remains in a continuous Service Relationship from the vesting commencement date to the applicable vesting date.

(ii)              Initial Public Offering. In the event of an IPO which does not constitute a Change of Control, any unvested Time-Vesting Options shall remain outstanding and remain subject to the same vesting schedule set forth herein.

(iii)            Change of Control. Subject to and effective immediately prior to the consummation of a Change of Control, all Time-Vesting Options shall be deemed vested, provided that the Optionee remains in a continuous Service Relationship from the vesting commencement date to the date of the consummation of the Change of Control.

(b)               Performance-Vesting Options.

(i)                 Prior to an Initial Public Offering. If prior to the occurrence of an IPO either the CCMP Investor or the MSD Investor has received Proceeds on any Measurement Date resulting in an MOI that is greater than or equal to 2.0, the Performance-Vesting Options shall vest in full on such Measurement Date, subject to the Optionee remaining in a continuous Service Relationship from the vesting commencement date through the applicable Measurement Date.

(ii)              Following an Initial Public Offering. In the event of an IPO which does not constitute a Change of Control, any unvested Performance-Vesting Options shall remain outstanding and remain subject to the same vesting schedule set forth herein, and from and after the date of an IPO, if the average closing trading price for shares of common stock of the Company on the exchange on which such shares are then listed over any ten (10) day trading period equals or exceeds the Liquidity Threshold Price, then the Performance-Vesting Options shall vest in full immediately following the end of such ten (10) day trading period, subject to the Optionee remaining in a continuous Service Relationship from the vesting commencement date through the end of such period.

(iii)            Change of Control. If any Performance-Vesting Options do not vest upon the first Change of Control to occur, any such unvested Performance-Vesting Options will be cancelled for no additional consideration.

(c)               Additional Vesting Upon Death or Disability. In the event that the Optionee’s Service Relationship terminates by reason of such Optionee’s death or Disability, (I) the portion of the Optionee’s Time-Vesting Options that would have vested had the Optionee continued his or her Service Relationship until the period ending one year after such termination shall immediately vest and (II) the Optionee’s Performance-Vesting Options shall remain outstanding and eligible to vest during the period ending one year after such termination; provided, that any Performance-Vesting Option that has not vested by the end of such one-year period shall cease vesting and be cancelled for no additional consideration.

For purposes hereof, the Committee’s good faith determination of the reason for termination of the Optionee’s Service Relationship shall be conclusive and binding on the Optionee and his or her representatives or legatees or Permitted Transferees. Subject to Section 2(c) above, any portion of this Stock Option that is not exercisable on the date of termination of the Service Relationship shall terminate immediately and be null and void.

3.                Exercise of Stock Option.

(a)               The Optionee may exercise this Stock Option, to the extent then vested, only in the following manner: Prior to the Expiration Date, the Optionee may deliver a Stock Option exercise notice (an “Exercise Notice”) in the form of Appendix A hereto indicating his or her election to purchase some or all of the Option Shares of Stock with respect to which this Stock Option is exercisable at the time of such notice. Such notice shall specify the number of Option Shares of Stock to be purchased. Payment of the purchase price may be made by one or more of the methods described below (payment instruments will be received subject to collection):

(i)              in cash, by certified or bank check, by wire transfer of immediately available funds, or other instrument acceptable to the Committee in U.S. funds payable to the order of the Company in an amount equal to the purchase price of such Option Shares of Stock;

(ii)             by the Optionee delivering to the Company a promissory note if the Board has expressly authorized the loan of funds to the Optionee for the purpose of enabling or assisting the Optionee to effect the exercise of his or her Stock Options; provided, that at least so much of the exercise price as represents the par value of the Stock shall be paid other than with a promissory note if otherwise required by state law; or

(iii)            if the IPO has occurred, then (A) through the delivery (or attestation to ownership) of shares of Stock that have been purchased by the Optionee on the open market or that are beneficially owned by the Optionee and are not subject to restrictions under any plan of the Company; provided, that, to the extent required to avoid variable accounting treatment under ASC 718 or other applicable accounting rules, such surrendered shares shall have been owned by the Optionee for at least six months, and in any event with an aggregate Fair Market Value (as of the date of such exercise) equal to the option purchase price, (B) by the Optionee delivering to the Company a properly executed Exercise Notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company to pay the option purchase price, provided that in the event the Optionee chooses to pay the option purchase price as so provided, the Optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Committee shall prescribe as a condition of such payment procedure, or (C) a combination of (i), (ii), (iii)(A) and (iii)(B) above.

(b)               Certificates for the Option Shares of Stock so purchased will be issued and delivered to the Optionee upon (i) compliance to the satisfaction of the Committee with all requirements under applicable laws or regulations in connection with such issuance and (ii) delivery of an executed Joinder Agreement (as defined in the Stockholders’ Agreement) pursuant to which the Optionee agrees to become a party to the Stockholders’ Agreement as a “Management Stockholder” and an “Other Stockholder” (in each case, as defined in the Stockholders’ Agreement). Until the Optionee shall have complied with the requirements hereof and of the Plan, the Company shall be under no obligation to issue the Option Shares of Stock subject to this Stock Option, and the determination of the Committee as to such compliance shall be final and binding on the Optionee. The Optionee shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Stock subject to this Stock Option unless and until this Stock Option shall have been exercised pursuant to the terms hereof, the Company shall have issued and delivered the Issued Shares of Stock to the Optionee, and the Optionee’s name shall have been entered as a stockholder of record on the books of the Company. Thereupon, the Optionee shall have full dividend and other ownership rights with respect to such Issued Shares of Stock, subject to the terms of this Agreement and the Stockholders’ Agreement.

(c)               Upon the exercise of the Stock Option, Issued Shares of Stock shall be subject to the terms and conditions of the Stockholders’ Agreement.

(d)               Notwithstanding any other provision hereof or of the Plan, no portion of this Stock Option shall be exercisable after the Expiration Date.

(e)               Timing of Exercise.

(i)               Termination Due to Death or Disability. If the Optionee’s Service Relationship terminates by reason of such Optionee’s death or Disability, this Stock Option may be exercised, to the extent exercisable on the date of such termination, by the Optionee, the Optionee’s legal representative or legatee for a period of 12 months from the later of (A) the date of death or Disability of such Optionee or (B) the date such Stock Option vests, or until the Expiration Date, if earlier.

(ii)             Other Termination. If the Optionee’s Service Relationship terminates for any reason other than death or Disability, and unless otherwise determined by the Committee, this Stock Option may be exercised, to the extent exercisable on the date of termination, for a period of 90 days following termination and, to the extent not exercised within such period, shall automatically terminate in all respects; provided however, if the Optionee’s Service Relationship is terminated for Cause, this Stock Option, whether vested or unvested, shall terminate immediately upon the date of such termination.

4.                 Incorporation of Plan. Notwithstanding anything herein to the contrary, this Stock Option shall be subject to and governed by all the terms and conditions of the Plan.

5.                 Transferability of Stock Option. This Agreement is personal to the Optionee and is not transferable by the Optionee in any manner other than by will or by the laws of descent and distribution. The Stock Option may be exercised during the Optionee’s lifetime only by the Optionee (or by the Optionee’s guardian or personal representative in the event of the Optionee’s incapacity). The Optionee may elect to designate a beneficiary by providing written notice of the name of such beneficiary to the Company, and may revoke or change such designation at any time by filing written notice of revocation or change with the Company; such beneficiary may exercise the Optionee’s Stock Option in the event of the Optionee’s death to the extent provided herein. If the Optionee does not designate a beneficiary, or if the designated beneficiary predeceases the Optionee, the legal representative of the Optionee may exercise this Stock Option to the extent provided herein in the event of the Optionee’s death.

6.                  Effect of Certain Transactions. In the case of a Liquidity Event (as defined in the Plan), provision may be made in connection with such transaction, in the sole discretion of the parties thereto, for the continuation or assumption by the successor entity of this Stock Option heretofore granted, or the substitution of this Stock Option with a new Stock Option of the successor entity or a parent thereof; provided that any such substitution must be on substantially equivalent terms of the successor entity or parent thereof, with an equitable or proportionate adjustment as to the number and kind of shares, and, if appropriate, the per share exercise prices, as such parties shall agree.

7.                 Withholding Taxes. The Optionee shall, not later than the date as of which the exercise of this Stock Option becomes a taxable event for federal income tax purposes, pay to the Company or make arrangements satisfactory to the Committee for payment of any federal, state and local taxes required by law to be withheld on account of such taxable event. Subject to approval by the Committee, the Optionee may elect to have the minimum tax withholding obligation satisfied, in whole or in part, by authorizing the Company to withhold from shares of Stock to be issued or transferring to the Company, a number of shares of Stock with an aggregate Fair Market Value that would satisfy the minimum withholding amount due. The Optionee acknowledges and agrees that the Company or any Subsidiary of the Company has the right to deduct from payments of any kind otherwise due to the Optionee, or from the Option Shares of Stock to be issued in respect of an exercise of this Stock Option, any federal, state or local taxes of any kind required by law to be withheld with respect to the issuance of Option Shares of Stock to the Optionee.

8.                  Restrictions on Transfer of Issued Shares of Stock. None of the Issued Shares of Stock acquired upon exercise of the Stock Option shall be sold, assigned, transferred, pledged, hypothecated, given away or in any other manner disposed of or encumbered, whether voluntarily or by operation of law, unless such transfer is in compliance with all applicable securities laws (including, without limitation, the Act), the terms and conditions of Sections 8 and 9 hereof and the terms and conditions of the Stockholders’ Agreement and such disposition does not cause the Company to become subject to the reporting requirements of the Exchange Act. In connection with any transfer of Issued Shares of Stock, the Company may require the transferor to provide at the Optionee’s own expense an opinion of counsel to the transferor, satisfactory to the Company that such transfer is in compliance with all foreign, federal and state securities laws (including, without limitation, the Act). Any attempted disposition of Issued Shares of Stock not in accordance with the terms and conditions of Sections 8 and 9 hereof and the Stockholders’ Agreement shall be null and void, and the Company shall not reflect on its records any change in record ownership of any Issued Shares of Stock as a result of any such disposition, shall otherwise refuse to recognize any such disposition and shall not in any way give effect to any such disposition of any Issued Shares of Stock. Subject to the foregoing general provisions, Issued Shares of Stock may be transferred pursuant to the following specific terms and conditions:

(a)                Transfers to Permitted Transferees. The Optionee may sell, assign, transfer or give away any or all of the Issued Shares of Stock to Permitted Transferees; provided, however, that such Permitted Transferee(s) shall, as a condition to any such transfer, agree to be subject to the provisions of this Agreement to the same extent as the Optionee (including, without limitation, the provisions of Sections 8, 9, 11 and 12) and shall have delivered a written acknowledgment to that effect to the Company.

(b)                Transfers Upon Death. Upon the death of the Optionee, any Issued Shares of Stock then held by the Optionee at the time of such death and any Issued Shares of Stock acquired thereafter by the Optionee’s legal representative pursuant to this Agreement shall be subject to the provisions of Sections 8, 9, 10, 11 and 12, if applicable, and the Optionee’s estate, executors, administrators, personal representatives, heirs, legatees and distributees shall be obligated to convey such Issued Shares of Stock to the Company or its assigns under the terms contemplated hereby.

9.                  Company’s Right of Repurchase.

(a)               Right of Repurchase. Upon a Termination Event (as defined below), the Issued Shares of Stock held or subsequently acquired upon exercise of this Stock Option in accordance with the terms hereof by the Optionee (or any Permitted Transferee) shall be subject to the repurchase rights set forth in Section 2.5 of the Stockholders’ Agreement (the “Repurchase Right”).

(b)               Company’s Right to Exercise Repurchase Right. The Company shall have the Repurchase Right in the event that the following event shall occur (the “Termination Event”): the termination of the Optionee’s Service Relationship for any reason whatsoever, regardless of the circumstances thereof, and including without limitation upon death, Disability, retirement, discharge or resignation for any reason, whether voluntarily or involuntarily.

10.              Escrow Arrangement.

(a)               Escrow. In order to carry out the provisions of Sections 8, 9 and 11 of this Agreement more effectively, the Company shall hold any Issued Shares of Stock in escrow together with separate stock powers executed by the Optionee in blank for transfer, and any Permitted Transferee shall, as an additional condition to any transfer of Issued Shares of Stock, execute a like stock power as to such Issued Shares of Stock. The Company shall not dispose of the Issued Shares of Stock except as otherwise provided in this Agreement. In the event of any repurchase by the Company (or any of its assigns), the Company is hereby authorized by the Optionee and any Permitted Transferee, as the Optionee’s and each such Permitted Transferee’s attorney-in-fact, to date and complete the stock powers necessary for the transfer of the Issued Shares of Stock being purchased and to transfer such Issued Shares of Stock in accordance with the terms hereof. At such time as any Issued Shares of Stock are no longer subject to the Company’s repurchase and drag along rights, the Company shall, at the written request of the Optionee, deliver to the Optionee (or the relevant Permitted Transferee) a certificate representing such Issued Shares of Stock with the balance of the Issued Shares of Stock to be held in escrow pursuant to this Section 10.

(b)               Remedy. Without limitation of any other provision of this Agreement or other rights, in the event that the Optionee, any Permitted Transferees or any other Person is required to sell the Optionee’s Issued Shares of Stock pursuant to the provisions of Sections 9 and 11 of this Agreement and in the further event that he or she refuses or for any reason fails to deliver to the Company or its designated purchaser of such Issued Shares of Stock the certificate or certificates evidencing such Issued Shares of Stock together with a related stock power, the Company or such designated purchaser may deposit the applicable purchase price for such Issued Shares of Stock with a bank designated by the Company, or with the Company’s independent public accounting firm, as agent or trustee, or in escrow, for the Optionee, any Permitted Transferees or other Person, to be held by such bank or accounting firm for the benefit of and for delivery to him, her, them or it, and/or, in its discretion, pay such purchase price by offsetting any indebtedness then owed by the Optionee as provided above. Upon any such deposit and/or offset by the Company or its designated purchaser of such amount and upon notice to the Person who was required to sell the Issued Shares of Stock to be sold pursuant to the provisions of Sections 9 and 11, such Issued Shares of Stock shall at such time be deemed to have been sold, assigned, transferred and conveyed to such purchaser, the holder thereof shall have no further rights thereto (other than the right to withdraw the payment thereof held in escrow, if applicable), and the Company shall record such transfer in its stock transfer book or in any appropriate manner.

11.              Drag Along Right. If the Investors at any time propose that the Company consummate (or commit to consummate), in one transaction or a series of related transactions, a Change of Control (as defined in the Plan), the Optionee’s Issued Shares of Stock (including for this purpose all of such Optionee’s or his or her Permitted Transferee’s Issued Shares of Stock that presently or as a result of any such transaction may be acquired upon the exercise of options (following the payment of the exercise price therefor)) shall be subject to the drag-along rights set forth in Section 2.4 of the Stockholders’ Agreement.

12.              Lockup Provision. If the Company at any time shall register an offering and sale of shares common stock of the Company under the Securities Act in an Underwritten Offering (as defined in the Stockholders’ Agreement), the Optionee agrees to be subject to the holdback obligations set forth in Section 5.5 of the Stockholders’ Agreement. The Optionee agrees, if requested by the underwriter engaged by the Company, to execute a separate letter reflecting the agreement set forth in this Section 12.

13.              Restrictive Covenants. As a further condition to the issuance of this Stock Option pursuant to this Agreement, and as partial consideration for the grant of the Stock Option, the Optionee agrees to be bound by the Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement attached hereto as Appendix B.

14.              Miscellaneous Provisions.

(a)               Termination. The Company’s repurchase rights pursuant to Section 9 and the drag along obligations pursuant to Section 11 shall terminate upon the closing of the Company’s IPO or upon consummation of any Liquidity Event (as defined in the Plan), in either case as a result of which shares of the Company (or successor entity) of the same class as the Issued Shares of Stock are registered under Section 12 of the Exchange Act and publicly traded on any national securities exchange.

(b)              Equitable Relief. The parties hereto agree and declare that legal remedies may be inadequate to enforce the provisions of this Agreement and that equitable relief, including specific performance and injunctive relief, may be used to enforce the provisions of this Agreement.

(c)              Adjustments for Changes in Capital Structure. If, as a result of any reorganization, recapitalization, reincorporation, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Stock, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares of the Company’s stock, the restrictions contained in this Agreement shall apply with equal force to additional and/or substitute securities, if any, received by the Optionee in exchange for, or by virtue of his or her ownership of, Issued Shares of Stock.

(d)               Change and Modifications. This Agreement may not be orally changed, modified, amended or terminated, nor shall any oral waiver of any of its terms be effective. This Agreement may be changed, modified, amended or terminated only by an agreement in writing signed by the Company and the Optionee.

(e)               Accredited Investor Questionnaire. As a further condition to the issuance of this Stock Option pursuant to this Agreement, the Optionee agrees to accurately complete the Accredited Investor Questionnaire attached hereto as Appendix C.

(f)                Governing Law. This Agreement shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

(g)               Headings. The headings are intended only for convenience in finding the subject matter and do not constitute part of the text of this Agreement and shall not be considered in the interpretation of this Agreement.

(h)               Saving Clause. If any provision(s) of this Agreement shall be determined to be illegal or unenforceable, such determination shall in no manner affect the legality or enforceability of any other provision hereof.

(i)                 Notices. All notices, amendments, waivers or other communications pursuant to this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered, sent by e-mail or sent by nationally recognized overnight courier to the parties hereto at the following addresses (or at such other address for any party hereto as shall be specified by like notice):

if to the Company:

Hayward Holdings, Inc.

400 Connell Drive, Suite 6100

Berkeley Heights, NJ 07922

Attention: Kevin Holleran, CEO

Email: kholleran@hayward.com

if to the Optionee, as set forth underneath the Optionee’s signatures below or to such other address as the party to whom notice is to be given may have furnished to each other party in writing in accordance herewith. Any such notice or communication shall be deemed to have been given and received (w) when delivered, if personally delivered; (x) upon machine generated acknowledgement of receipt after transmittal by electronic mail if so acknowledged to have been received before 5:00 p.m. on a Business Day at the location of receipt and otherwise on the next following Business Day; (y) on the next Business Day after dispatch, if sent by nationally recognized overnight courier guaranteeing next Business Day delivery; and (z) on the fifth Business Day following the date on which the piece of mail containing such communication is posted, if sent by mail.

(j)                Benefit and Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective successors, permitted assigns, and legal representatives. The Company has the right to assign this Agreement, and such assignee shall become entitled to all the rights of the Company hereunder to the extent of such assignment.

(k)               Dispute Resolution.

(i)             Except as provided below, any dispute arising out of or relating to this Agreement or the breach, termination or validity hereof shall be finally settled by binding arbitration conducted expeditiously in accordance with the J.A.M.S./Endispute Comprehensive Arbitration Rules and Procedures. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§1-16, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of arbitration shall be New York, New York.

(ii)            The parties covenant and agree that the arbitration shall commence within 60 days of the date on which a written demand for arbitration is filed by any party hereto. In connection with the arbitration proceeding, the arbitrator shall have the power to order the production of documents by each party and any third-party witnesses. In addition, each party may take up to three depositions as of right, and the arbitrator may in his or her discretion allow additional depositions upon good cause shown by the moving party. However, the arbitrator shall not have the power to order the answering of interrogatories or the response to requests for admission. In connection with any arbitration, each party shall provide to the other, no later than seven Business Days before the date of the arbitration, the identity of all persons that may testify at the arbitration and a copy of all documents that may be introduced at the arbitration or considered or used by a party’s witness or expert. The arbitrator’s decision and award shall be made and delivered within six months of the selection of the arbitrator. The arbitrator’s decision shall set forth a reasoned basis for any award of damages or finding of liability. The arbitrator shall not have power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages or any other damages that are specifically excluded under this Agreement, and each party hereby irrevocably waives any claim to such damages.

(iii)           The parties covenant and agree that they will participate in the arbitration in good faith. This Section 14(k) applies equally to requests for temporary, preliminary or permanent injunctive relief, except that in the case of temporary or preliminary injunctive relief any party may proceed in court without prior arbitration for the limited purpose of avoiding immediate and irreparable harm.

(iv)          Each of the parties hereto (x) hereby irrevocably submits to the jurisdiction of any United States District Court of competent jurisdiction for the purpose of enforcing the award or decision in any such proceeding and (y) hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution (except as protected by applicable law), that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and hereby waives and agrees not to seek any review by any court of any other jurisdiction which may be called upon to grant an enforcement of the judgment of any such court. Each of the parties hereto hereby consents to service of process by registered mail at the address to which notices are to be given. Each of the parties hereto agrees that its, his or her submission to jurisdiction and its, his or her consent to service of process by mail is made for the express benefit of the other parties hereto. Final judgment against any party hereto in any such action, suit or proceeding may be enforced in other jurisdictions by suit, action or proceeding on the judgment, or in any other manner provided by or pursuant to the laws of such other jurisdiction.

(l)                Counterparts. For the convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

(m)             Entire Agreement. The Plan, this Agreement and the Stockholders’ Agreement constitute the entire agreement with respect to the subject matter hereof and thereof. In the event of any inconsistency between the Plan and this Agreement, the terms and conditions of the Plan shall control.

[SIGNATURE PAGE FOLLOWS]

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned as of the date first above written.

HAYWARD HOLDINGS, INC.

By:
Name:
Title:

[Signature Page to Non-Qualified Stock Option Agreement]

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned as of the date first above written.

OPTIONEE:

Name: [●]

Address:

[Signature Page to Non-Qualified Stock Option Agreement]

DESIGNATED BENEFICIARY:

Beneficiary’s Address:

[Signature Page to Non-Qualified Stock Option Agreement]

[Signature Page to Stock Option Exercise Notice]

Appendix A

STOCK OPTION EXERCISE NOTICE

Hayward Holdings, Inc.

400 Connell Drive, Suite 6100

Berkeley Heights, NJ 07922

Attention: Kevin Holleran, CEO

Email: kholleran@hayward.com

Pursuant to the terms of my stock option agreement dated [●], [●] (the “Agreement”) under the Second Amended and Restated Hayward Holdings, Inc. 2017 Equity Incentive Plan, I, [●], hereby [Circle One] partially/fully exercise such option by including herein payment in the amount of $______ representing the purchase price for [Fill in number of Option Shares of Stock] ______ Option Shares of Stock. I have chosen the following form(s) of payment

[ ]      1.      Cash

[ ]      2.      Certified or bank check payable to Hayward Holdings, Inc.

[ ]      3.      Other (as described in the Agreement (please describe))

As required by the Agreement, I will also pay to Hayward Holdings, Inc. the amount required (as determined by Hayward Holdings, Inc.) for payment of any federal, state and local taxes required by law to be withheld on account of such exercise. I understand that any payments made to me with respect to any repurchase of exercised Option Share will be in an amount equal to (i) the Fair Market Value of the Option Share at the time of such repurchase minus (ii) the Option Exercise Price minus (iii) any applicable withholding for federal, state and local taxes required by law to be withheld on account of such exercise.

In connection with my exercise of the option as set forth above, I hereby represent and warrant to Hayward Holdings, Inc. as follows:

(i)               I am purchasing the Option Shares of Stock for my own account for investment only, and not for resale or with a view to the distribution thereof.

(ii)              I have had such an opportunity as I have deemed adequate to obtain from Hayward Holdings, Inc. such information as is necessary to permit me to evaluate the merits and risks of my investment in Hayward Holdings, Inc. and have consulted with my own advisers with respect to my investment in Hayward Holdings, Inc.

(iii)             I have sufficient experience in business, financial and investment matters to be able to evaluate the risks involved in the purchase of the Option Shares of Stock and to make an informed investment decision with respect to such purchase.

(iv)             I can afford a complete loss of the value of the Option Shares of Stock and am able to bear the economic risk of holding such Option Shares of Stock for an indefinite period of time.

I understand that the Option Shares of Stock may not be registered under the Securities Act of 1933 (it being understood that the Option Shares of Stock are being issued and sold in reliance on the exemption provided in Rule 701 thereunder) or any applicable state securities or “blue sky” laws and may not be sold or otherwise transferred or disposed of in the absence of an effective registration statement under the Securities Act of 1933 and under any applicable state securities or “blue sky” laws (or exemptions from the registration requirement thereof). I further acknowledge that certificates representing Option Shares of Stock will bear restrictive legends reflecting the foregoing.

Sincerely yours,

Name:

Address:

Appendix B

Restrictive Covenants

(See attached.)

Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement

This Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement (the “Agreement”) is made as of the [●] day of [●], [●], between Hayward Holdings, Inc. (“Hayward”), along with its direct and indirect Subsidiaries (together with Hayward, the “Company”), and me, [●].

In consideration of the equity award granted to me pursuant to the equity award agreement executed herewith to which this exhibit is attached (the “Award”), as well as my employment or continuing employment with the Company and the compensation, benefits and other valuable consideration received by me, and the Company’s disclosure or potential disclosure of confidential and proprietary information to me, the Company and I hereby agree as follows:

1.                  Purpose. I acknowledge and agree that the purpose of this Agreement is to recognize my significant contributions to the overall financial performance and success of the Company and to protect the Company’s business interests through the addition of restrictive covenants.

2.                  Non-Competition. During my employment with the Company and for a period of one (1) year thereafter (the “Non-Compete Period”), I shall not engage, directly or indirectly, whether as principal, agent, employee, consultant, distributor, representative, five percent (5%) or greater stockholder or otherwise, in any business activities in the United States of America or any other jurisdiction in which the Company operates, which are in any way competitive with the business conducted by the Company during my employment with the Company.

3.                  Non-Solicitation. During my employment with the Company and for a period of two (2) years thereafter (the “Non-Solicitation Period” and together with the Non-Compete Period, the “Restricted Period”), I shall not, directly or indirectly, whether alone or jointly with another, (i) solicit for employment, hire, employ, or engage any person who, at any time during the Non-Solicitation Period, is an officer or employee of the Company; provided, however, that the preceding sentence does not prohibit me from (x) soliciting or hiring any person whose employment, or engagement for services, was terminated by the Company at least twelve (12) months prior to the date of such solicitation or hire; and provided, further, that such termination was not encouraged by me, or (y) engaging in any general solicitation not targeted at any employee of the Company, including non-directed executive search or placing general advertisements for employees in newspapers or other media of general circulation so long as such employee is not hired, directly or indirectly, by me or any of my controlled Affiliates, or (ii) solicit business from any customer or solicit products or services from any vendor of the Company that interferes with or jeopardizes the business or relationships of the Company with any such customer or vendor.

4.                  Non-Disparagement. During my employment with the Company and for the two-year period thereafter, I agree not to make public statements or communications, or statements or communications that, at the time made, are intended or reasonably likely to become public, that disparage or criticize the Company or any of its direct or indirect parents, or any of their respective businesses, services or products or their current, former or future equityholders, directors or executive officers (in their capacities as such). For purposes of this Section 4, “public” as used in reference to a statement or communication means the public generally, including the current, former or future equityholders, directors or executive officers of the Company and any Subsidiary of the Company, and the customers, vendors or other business partners of the Company and any Subsidiary of the Company. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

5.                  Confidentiality. I acknowledge and agree that the business, financial and other non-public information of the Company and its direct and indirect parents is of a confidential and proprietary nature. I hereby further acknowledge and agree that, during the course of my employment by the Company, I will have received, developed or learned of confidential and proprietary information of the Company and its direct and indirect parents not previously known to me and not known or used generally. I hereby agree that, I will keep in strict secrecy and confidence, and treat as the property of the Company or any of its direct or indirect parents, as the case may be, and will not use for my own benefit or for the benefit of others any and all information, knowledge and other data relating to the business and affairs of the Company or any of its direct or indirect parents (whether or not such information, knowledge or other data is in written form) that I may acquire, receive, develop or learn in the course of my employment by the Company.

6.                  Assignment. I hereby assign to the Company my entire right, title and interest in and to any and all inventions, trade secrets, improvements, plans and specifications (i) which I, alone or in conjunction with others, may make, conceive or develop during the period of my employment with the Company which relate to the business of the Company, or (ii) which I, alone or in conjunction with others, may make or conceive within a period of one (1) year after the date of termination of my employment with the Company which derive in substantial part from any confidential or proprietary information, knowledge or other data with respect to which I have become informed by reason of my engagement by the Company. I further agree that I will promptly disclose fully to the Company my aforesaid inventions, trade secrets, improvements, plans and specifications and will at any time during and after my employment with the Company render to the Company such cooperation and assistance as the latter may deem to be advisable in order to obtain copyrights or patents, as the case may be, on or otherwise perfect or defend the Company’s rights in each such invention, trade secret, improvement, plan or specification, including, but not limited to, the execution of any and all applications for copyrights or patents, assignments of copyrights or patents and other instruments in writing which the Company, its officers or attorneys reasonably may deem necessary or desirable, and the aforesaid obligation shall be binding on my assigns, executors, administrators and other legal representatives.

I hereby constitute and appoint the Company, its successors and assigns my true and lawful attorney or attorneys with full power of substitution, for me and in my name and stead or otherwise, but at the sole expense and on behalf of and for the benefit of the Company, its successors and assigns, to institute and prosecute from time to time, any proceedings at law, in equity or otherwise, that the Company, its successors or assigns, may deem proper in order to assert or enforce any claim, right or title of any kind in and to the inventions, trade secrets and improvements described under this Section 6 of this Agreement, to defend and compromise any and all actions, suits or proceedings in respect of any of said inventions, trade secrets and improvements and, generally to do any and all such acts and things in relation thereto as the Company, its successors or assigns, shall deem advisable, including, but not limited to, execution of any and all applications, assignments and instruments contemplated under this Section 6. I declare that the appointment hereby made and the powers hereby granted are coupled with an interest and shall be irrevocable by me.

7.                  Remedies upon Breach. I acknowledge and agree that my obligations under this Agreement are of a special, unique and extraordinary nature, that there can be no adequate remedy at law for any breach thereof, that any such breach may allow third parties to compete unfairly with the Company or its direct or indirect parents, resulting in irreparable harm to the Company or its direct or indirect parents, as the case may be, and therefore, that upon any such breach or any threat thereof, the Company will, upon an appropriate showing, be entitled to mandatory or negative injunctive relief in addition to whatever remedies it might have at law. I also agree that the Company shall have the right to enforce all of the rights of its direct or indirect parents hereunder.

8.                  Reasonableness of Restrictions. I acknowledge and agree that I have carefully read and considered the provisions of this Agreement, and having done so, agree that the restrictions set forth herein, including, but not limited to, the time period of the restrictions, the geographic areas of the restrictions, and the scope of the restrictions are fair and reasonable, are supported by sufficient and valid consideration, and the restrictions do not impose any greater restraint than is necessary to protect the goodwill and other legitimate business interests of the Company. I acknowledge that these restrictions will not prevent me from obtaining gainful employment or cause me undue hardship; that there are numerous other employment and business opportunities available to me that are not affected by these restrictions; and that my ability to earn a livelihood without violating such restrictions is a material condition to my employment or engagement with the Company.

9.                  Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Agreement is determined by a court in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. If it is determined by a court of competent jurisdiction in any state that any restriction in this Agreement is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties hereto that such restriction may be modified or amended by such court to render it enforceable to the maximum extent permitted by the law of that state. Each of the covenants in this Agreement shall be construed as an agreement independent of any other provisions in this Agreement.

10.              Governing Law. This Agreement shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

[SIGNATURE PAGE FOLLOWS]

I UNDERSTAND THAT THIS AGREEMENT AFFECTS IMPORTANT RIGHTS. BY SIGNING BELOW, I CERTIFY THAT I HAVE READ IT CAREFULLY AND AM SATISFIED THAT I UNDERSTAND IT COMPLETELY.

IN WITNESS WHEREOF, the undersigned has executed this agreement as a sealed instrument as of the date set forth below.

Signed:

Type or print name: [●]

Date

Appendix C

Optionee represents and warrants that he or she is an “accredited investor” as defined in Rule 501(a) promulgated under Regulation D of the Securities Act, because he or she meets at least one of the following criteria (please initial each applicable item):

_____	Optionee is a natural person whose individual net worth, or joint net worth with his or her spouse, exceeds $1,000,000 at the time of the Optionee’s subscription, excluding the value of the primary residence of such natural person, calculated by subtracting from the estimated fair market value of the property the amount of debt secured by the property, up to the estimated fair market value of the property; or

_____	Optionee is a natural person who had an individual income in excess of $200,000 in each of the two most recent years (2018 and 2019) or joint income with the Optionee’s spouse in excess of $300,000 in each of those years and who reasonably expects to reach the same income level in the current year (2020); or

_____	Optionee is a corporation, or similar business trust, partnership or an organization described in Section 501(c)(3) of the Internal Revenue Code, not formed for the specific purpose of acquiring the Parent Shares, with total assets in excess of $5,000,000; or

_____	Optionee is either (i) a bank as defined in Section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity, (ii) a broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended, (iii) an insurance company as defined in Section 2(13) of the Securities Act, (iv) an investment company registered under the Investment Company Act of 1940, as amended, or a business development company as defined in Section 2(a)(48) of such Act, (v) a Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958, (vi) a plan established or maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000 or (vii) an employee benefit plan within in the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of ERISA, which plan fiduciary is either a bank, savings and loan association, insurance company or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons who are accredited investors; or

_____	Optionee is a private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940, as amended; or

_____	Optionee is a director or executive officer of Parent; or

_____	Optionee is a trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the Parent Shares, the purchase of which is directed by a sophisticated person as described in Rule 506(b)(2)(ii) of Regulation D promulgated under the Securities Act; or

_____	Optionee is an entity in which all of the equity owners are accredited investors. (Please submit a copy of this page countersigned by each such equity owner if relying on this item).

Optionee represents and warrants that he or she is not an “accredited investor” as defined in Rule 501(a) promulgated under Regulation D of the Securities Act (please initial the non-accredited investor election below):

_____	Optionee is not an “accredited investor”